PRESS RELEASE


     Pittsburgh, January 4, 1995 -- Dravo Corporation (NYSE:DRV) today announced that it has completed the previously announced sale of its construction aggregates operations to Martin Marietta Materials, Inc.
     In the transaction, Martin Marietta Materials purchased the assets of Dravo Basic Materials Company, Inc., Dravo's construction aggregates subsidiary, for $122 million cash. The final purchase price is subject to adjustment based upon the balance sheet of Dravo Basic Materials on December 31, 1994.
     Carl A. Gilbert, Dravo's president and chief executive officer, indicated that, "We intend to apply the proceeds from the transaction primarily to reduce debt. Our total debt - after retirement of construction financing for our Black River plant expansion project - will be approximately $43 million, compared to approximately $110 million on September 30, 1994."
     "Although we received a premium over book value for the assets involved in the sale, the expenses associated with the transaction including transaction-related expenses, costs associated with the downsizing of our corporate overhead, and expenses and accruals for post-employment benefit obligations for Dravo Basic Materials employees - substantially offset the premium."
     "Additionally, we expect prepayment costs and the write-off of unamortized financing fees and other loan expenses related to the debt being repaid to result in a pre-tax extraordinary charge of approximately $9.0 million in the fourth quarter of 1994. We also are likely to take a charge to supplement the reserve for discontinued operations we established during the late 1980s in connection with our exit from the engineering and construction business."
     "As a result of these charges, we expect to report a sizable loss for the year. Although this anticipated loss is regrettable, we are now a much stronger company both financially and operationally," said Mr. Gilbert. "We can now focus our attention on developing our lime business, where we enjoy a leadership position in our industry both as a producer of lime products and provider of lime-related technologies."
     "Our 700,000-ton-per-year expansion project at Black River is nearing completion, with start-up expected during the first quarter. Most of this increased capacity is already sold under long-term contracts. The income contribution for this additional tonnage, combined with lower overhead and interest expenses, is expected to substantially improve earnings from continuing operations during 1995 and beyond," Mr. Gilbert said.